UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 22, 2013

SafeStitch Medical, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-19437	11-2962080
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

635 David Drive, Suite 300, Morrisville, North Carolina		27560
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-8400

4400 Biscayne Blvd, Miami, FL 33137
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) (c) On September 22, 2013, the Board of Directors of SafeStitch Medical, Inc. (the “Company”) appointed Joseph P. Slattery as its Executive Vice President and Chief Financial Officer effective October 2, 2013. Currently, Mr. Slattery serves as Executive Vice President and Chief Financial Officer of Baxano Surgical, Inc., a minimally invasive spine company, since April 2010 and will serve in this role until September 27, 2013. Mr. Slattery served as a member of the Baxano Surgical board of directors from November 2007 until April 2010 and resigned in connection with his appointment as an officer. From October 2006 through August 2007, Mr. Slattery served as Chief Financial Officer and Senior Vice President of Finance and Information Systems of Digene Corporation, a molecular diagnostics company that was acquired by Qiagen, N.V. in August 2007. Prior to being appointed Chief Financial Officer, he served as Senior Vice President, Finance and Information Systems, beginning in September 2002. Previously, he served as Vice President, Finance, from July 1999 to September 2002 and as Controller from February 1996 to July 2000. Mr. Slattery served on the board of directors of Micromet, Inc., a publicly-held biopharmaceutical company, which was acquired by Amgen in March 2012, and currently serves on the board of directors of CVRx, Inc., a privately-held medical device company, and Exosome Diagnostics, a privately-held molecular diagnostics company. Mr. Slattery received a B.S. degree in Accountancy from Bentley University and is a Certified Public Accountant.

In connection with his appointment as the Company’s Chief Financial Officer, Mr. Slattery will receive a base salary of $275,000 per year. Mr. Slattery will be eligible for a $25,000 bonus for the year ending December 31, 2013 and an annual year-end bonus of 40% of his base salary beginning in 2014 and thereafter. Mr. Slattery will also receive a grant of 1,000,000 Restricted Stock Units (“RSUs” and such grant, the “RSU Grant”), which vests one-third (1/3) per year on the anniversary of Mr. Slattery’s start date with the Company. The RSU Grant shall be pursuant to a Restricted Stock Unit Award Agreement (the “RSU Agreement”) and each RSU represents the right to acquire one (1) share of the Company’s common stock upon vesting. The RSU Grant will be governed by the provisions of the RSU Agreement under which such RSUs were granted.

Mr. Slattery will also be entitled to a stock option grant exercisable for 2.5 million shares of the Company’s common stock (the “Fundraising Option Grant”) following the successful closing of a Company fundraising in which at least $20.0 million in proceeds is raised for the Company and where at least 50% of the funds raised come from non-insiders (the “Fundraising”). The exercise price of Fundraising Option Grant shall be the fair market value of the Company’s common stock on the date of grant and such options will vest, if at all, 25% on the one (1) year anniversary of Mr. Slattery’s start date and thereafter will vest in thirty-six (36) equal monthly installments. Mr. Slattery will be prohibited from exercising any stock options for a period of six (6) months following the date of grant. The Fundraising Option Grant will be governed by the applicable stock option agreement under which stock options were granted. In the event the Company is acquired or there is a change of control transaction prior to the Fundraising such that the Fundraising Option Grant is not able to be awarded and earned, Mr. Slattery shall be entitled to a grant of 1,000,000 RSUs (“Secondary RSU Grant”) which vest, if at all, one-third (1/3) each year beginning one (1) year from the date of grant. The Secondary RSU Grant will be governed by the provisions of the RSU Agreement under which such RSUs were granted.

The Initial RSU Grant and, if awarded, the Fundraising Stock Option Grant or Secondary RSU Grant, will each accelerate in the event of Mr. Slattery’s involuntary termination from employment with the Company at the time of or within twelve (12) months following a change of control.

In the event that there is a change of control within the Company affecting his employment, following the execution of a Covenant of Good Faith and Confidentiality, Covenant of Non-Disclosure and Release, Mr. Slattery shall be entitled to a lump sum payment of twelve (12) months of his base salary and the Company will pay for Mr. Slattery’s premium payments under COBRA for a period of up to twelve (12) months, provided, however, that any such payments will be made in compliance with Section 409A of the Internal Revenue Code.

James J. Martin, the Company’s current Chief Financial Officer, shall remain in his position until October 2, 2013. Thereafter, Mr. Martin shall transition to a new role within the Company and will no longer be a named executive officer or a Section 16 reporting individual.

The foregoing summary of Mr. Slattery’s employment contract does not purport to be complete and is qualified in its entirety by reference to the employment contract, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

The Company issued a press release announcing Mr. Slattery’s appointment on September 23, 2013. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 to this Current Report on Form 8-K and Exhibit 10.1 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing by the Company under the Act.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1 99.1	Joseph Slattery Employment Contract Press Release dated September 23, 2013

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SafeStitch Medical, Inc.

September 23, 2013	By:	Todd M. Pope

Name: Todd M. Pope
Title: Chief Executive Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Joseph Slattery Employment Contract
99.1	Press Release dated September 23, 2013